Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3ASR of our report dated February 28, 2019, relating to the consolidated and combined financial statements of Liberty Oilfield Services Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Liberty Oilfield Services Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

July 8, 2019